February 3, 2010	Kodiak Capital Group, LLC

CONFIDENTIAL

TERM SHEET

Issuer:	Genesis Capital Corporation of Nevada (“Company”)

Securities:	The Company’s common stock (“Stock”)

Structure:	Financing Facility (“Facility”)

Facility Amount:

The Investor shall commit to purchase up to $15,000,000 of the Company’s Stock over the course of 36 months (“Facility Period”), after a registration statement of the Stock has been declared effective (“Effective Date”) by the U.S. Securities and Exchange Commission (“SEC”).

Put Amount:

The amount that the Company shall be entitled to request from each of the purchase “Puts”, shall be equal to either 1) $1,000,000 or 2) up to 200% of the average daily volume (U.S market only) (“ADV”) multiplied by the average of the 3 daily closing prices immediately preceding the Put Date. The ADV shall be computed using the three (3) trading days prior to the Put Date.

Pricing Period	The 5 consecutive trading days immediately after the Put Date.

Market Price:	The lowest closing bid price of the Stock during the Pricing Period.

Purchase Price:	The Purchase Price shall be set at 85% of the Market Price.

Put Date:	The date that the Investor receives Put Notice of draw down by Company of a portion of the Facility.

Put Restrictions:	Shall mean the days between the Put Date and the Closing Date with respect to that Put. During this time, the Company shall not be entitled to deliver another Put Notice.

Lock-Up:	The Company agrees that any and all its officers, insiders, affiliates as of Agreement date, or other related parties shall refrain from selling any Stock, during the Pricing Period.

Closing Date:	Seven (7) business days after the Put Date, for each tranche.

Short Sales:	During the term of this agreement, the Investor agrees not to engage in any short selling of the Issuer’s stock.

Document Preparation Fee:

The Company agrees to pay a non-refundable document preparation fee of $15,000 in cash for the preparation of the Investment Agreement and Registration Rights Agreement. All funds are due upon execution of this Term Sheet.

Commitment Fee:

3% of the Facility Amount, payable on the earlier of 1) the initial Closing Date, in which case the Commitment Fee shall be deducted from the Facility Amount, or 2) 6 months from the execution of this Term Sheet, payable in cash.

Commitment Shares:	The Company agrees to deliver 1% of the fully-diluted outstanding shares of common stock. All shares are due upon execution of this Term Sheet.

Exclusivity:

From the date of the execution of this term sheet until the effective date, the Company agrees not to pursue a transaction of the nature contemplated herein with any other person unless and until good faith negotiations with the Investor have terminated.

Confidentiality:

The Company agrees to keep this term sheet and its contents confidential and not to distribute it to, or discuss it with, any third party (other than the Company’s legal and financial advisors, who shall be informed of the confidential nature of this document).

Termination:

The Company may at any time in its sole discretion terminate (a “Company Termination”) this Agreement and its right to initiate future Tranches by providing 30 days advanced written notice (“Termination Notice”) to Investor. The Commitment Fee is payable despite any termination of this Agreement and all fees paid to Investor or its counsel are non-refundable.

This term sheet is intended for discussion purposes only and is not an offer for the purchase or sale of the Company’s securities. Closing is subject to mutual agreement of final documentation between the Company and Investor. This term sheet will be considered void if not executed by both parties prior to the close of business on February 3th, 2010. The undersigned Company officer, on behalf of the Company hereby represents and warrants that this term sheet has been duly authorized, executed and delivered by the Company.

Agreed and Accepted;

Date February 22, 2010	Date February 22, 2010